UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

PacWest Bancorp
(Exact name of registrant as specified in its charter)

Delaware	33-0885320
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, CA	90212
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Depositary Shares, each representing a 1/40th interest in a share of 7.75% fixed rate reset non-cumulative perpetual preferred stock, Series A	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-253712

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) of PacWest Bancorp, a Delaware corporation (the “Registrant”), each representing a 1/40th interest in a share of the Registrant’s 7.75% fixed rate reset non-cumulative perpetual preferred stock, Series A, par value $.01 per share, with a liquidation preference of $1,000 per share (equivalent to $25 per Depositary Share). The descriptions set forth under the captions “Description of the Series A Preferred Stock” and “Description of the Depositary Shares” in the prospectus supplement dated as of June 1, 2022, relating to the Depositary Shares, filed with the Securities and Exchange Commission on June 3, 2022 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, to the prospectus in the Registration Statement on Form S-3ASR (File No. 333-253712) of the Registrant, dated March 1, 2021, are each incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Certificate of Incorporation of PacWest Bancorp, as amended as of June 5, 2014 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on February 28, 2022).
3.2	Second Amended and Restated Bylaws of PacWest Bancorp, dated October 25, 2019 (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Form 10-K filed on February 28, 2022).
3.3	Certificate of Designation for the 7.75% fixed rate reset non-cumulative perpetual preferred stock, Series A (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 6, 2022).
4.1	Deposit Agreement, dated June 6, 2022, among the Registrant, Equiniti Trust Company, acting as depositary, and the holders from time to time of the depositary receipts described therein (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on June 6, 2022).
4.2	Form of Depositary Receipt (included as part of Exhibit 4.1 hereto).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 6, 2022	PACWEST BANCORP

	By:	/s/ Bart R. Olson
Name: Bart R. Olson
Title: Executive Vice President, Chief Financial Officer